Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Republic Bank, a Pennsylvania bank (the “Bank”) and Michael Harrington (“Employee”) effective as of December 21, 2022 (the “Effective Date”).

WHEREAS, the Bank, is a wholly-owned subsidiary of Republic First Bancorp, Inc., a Pennsylvania bank holding corporation (the “Company”);

WHEREAS, the Company and the Bank wish for Employee to serve as the Company’s and the Bank’s Chief Financial Officer; and

WHEREAS, Employee desires to be employed by the Bank and provide the services to the Company and Bank as described herein, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.     Employment. During the Employment Period (as defined in Section 4), the Bank shall employ Employee, and Employee shall serve, as the Chief Financial Officer of the Company and of the Bank and in such other position or positions as may be assigned from time to time by the Company, the board of directors of the Company, and the Board of Directors of the Bank (each board of directors, a “Board” and, collectively, the “Boards”).

2.     Duties and Responsibilities of Employee.

(a)    During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time, including the Bank (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the applicable Board from time to time.  Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Boards from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company and Bank. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Boards, engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b)    Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

3.     Compensation.

(a)    Base Salary. During the Employment Period, the Bank shall pay to Employee an annualized base salary of $450,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Bank’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b)    Annual Bonus. For the Bank’s fiscal year 2023, subject to the final sentence of this Section 3(b), Employee will receive a minimum cash bonus of $225,000 (the “2023 Bonus”). For each complete Bank fiscal year that Employee is employed hereunder following the Bank’s fiscal year 2023, Employee shall be eligible for discretionary bonus compensation pursuant to which Employee shall be eligible to earn a discretionary bonus with a target measured as a percentage of Employee’s Base Salary, as determined by the Compensation Committee of the Company’s Board (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Company’s Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable fiscal year (the “Bonus Year”). Each Annual Bonus (and the 2023 Bonus), if any, shall be paid as soon as administratively feasible after the Company’s Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year (or, for the 2023 Bonus, no later than March 15, 2024). Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus (or the 2023 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Bank from the Effective Date through the date on which such Annual Bonus or 2023 Bonus is paid.

(c)    One-Time Retention Award. Employee will also be entitled to receive a one-time award of performance-based restricted stock granted pursuant to Amendment and Restatement No. 3 of The Stock Option Plan and Restricted Stock Plan of Republic First Bancorp. Inc., as amended (the “LTIP”) with a grant date fair value of $250,000 (the “Retention Award”). The Retention Award will vest as follows: (i) 25% of the Retention Award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.25; (ii) 25% of the Retention Award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.50; (iii) 25% of the Retention Award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $3.75; and (iv) 25% of the Retention Award will vest to the extent the average closing price of the Company’s common stock is equal to or exceeds $4.00, in each case, during any period of 20 consecutive trading days during the three-year performance period beginning January 1, 2023 and ending December 31, 2025 and, in each case, subject to Employee’s continuous employment through the date the applicable portion of the Retention Award is settled (with settlement automatically occurring on each vesting date). Any portion of the Retention Award that remains unvested immediately following December 31, 2025 will be forfeit to the Company for no consideration. The Retention Award will be subject to the terms and conditions of the LTIP and the Performance-Based Restricted Stock Agreement evidencing the Retention Award.

(d)    Long Term Incentive Awards. Employee will also be entitled to receive annual equity awards pursuant to the LTIP or other long-term equity incentive plan of the Company beginning in 2023 (“Incentive Awards”). The Company’s Board, the Compensation Committee of the Company’s Board (the “Compensation Committee”) and Employee shall work together to determine the type and size of equity awards to be granted, and the vesting conditions to which such awards will be subject. The Compensation Committee will work diligently to adopt award agreement(s) following the Company’s 2022 annual meeting of shareholders that will provide for the grant of annual equity awards to Employee as referenced in this Section 3(d), with a targeted date of entry into such initial award agreement prior to June 30, 2023.

4.    Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 8. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.    Business Expenses. Subject to Section 24, the Bank shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement and other business expenses that are reasonable and customary in the execution of Employee’s duties, so long as Employee timely submits all documentation for such expenses, as required by Bank policy in effect from time to time. Any such reimbursement of expenses shall be made by the Bank upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Bank.

6.    Legal Fees. The Bank shall reimburse Employee for reasonable legal fees and expenses Employee incurred in the preparation, negotiation, and execution of this Agreement up to a maximum amount of $10,000.

7.    Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Bank employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Bank shall not, however, by reason of this Section 7, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Bank employees generally.

8.    Termination of Employment.

(a)       The Bank’s Right to Terminate Employee’s Employment for Cause. The Bank shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the actions or omissions set forth in Section 8(a)(i)-(vi), provided, however, that (i) the Bank must provide Employee written notice of the occurrence of any such action or omission within thirty (30) days after any member of its Board has knowledge of such occurrence; and (ii) with respect to an act or omission set forth in Section 8(a)(i) or 8(a)(vi), if capable of cure, the action or omission remains uncured for a period of thirty (30) days following Employee’s receipt of written notice from the Bank:

(i)    Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;

(ii)    Employee’s material breach of any material policy or code of conduct established by a member of the Company Group and applicable to Employee;

(iii)    Employee’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

(iv)    Employee’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement;

(v)    the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(vi)    Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from either of the Boards, as determined by the applicable Board (sitting without Employee, if applicable).

(b)         Company’s Right to Terminate for Convenience. The Bank shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)         Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Bank at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)    a material diminution in Employee’s Base Salary (other than an Across-the-Company Reduction);

(ii)    a material breach by the Bank of any of its obligations under this Agreement; or

(iii)    the relocation of the geographic location of Employee’s principal place of employment by more than forty (40) miles from the location of Employee’s principal place of employment as of the Effective Date.

An “Across-the-Company Reduction” shall mean a general reduction in salaries of all or substantially all of the senior executives employed by the Bank, which reduction (a) affects Employee in substantially the same manner as the other senior executives who are also affected by such general reduction, and (b) does not, in the aggregate, constitute a reduction by more than ten percent (10%) of Employee’s then current Base Salary. Notwithstanding anything to the contrary, an Across-the-Company Reduction shall not constitute a breach hereunder.

Notwithstanding the foregoing provisions of this Section 8(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 8(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Boards of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Boards’ receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice. Further notwithstanding the foregoing, no suspension of Employee or a reduction in Employee’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company or Bank as part of any investigation into alleged wrongdoing by such Employee shall give rise to Good Reason.

(d)    Death or Disability. Upon the death of Employee, or upon written notice from the Bank following Employee’s Disability, Employee’s employment with the Bank shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if either of the Boards determine in good faith that Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

(e)    Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Bank for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Bank; provided, however, that if Employee has provided notice to the Bank of Employee’s termination of employment, the Bank may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 8(b)).

(f)    Effect of Termination.

(i)    If Employee’s employment hereunder is terminated (such that, as a result of such termination, Employee is no longer employed by any member of the Company Group) prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable, by the Bank without Cause pursuant to Section 8(b) or is terminated by Employee for Good Reason pursuant to Section 8(c), then so long as (and only if) Employee: (A) executes and returns to the Bank on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Bank to do so, a release of all claims in a form acceptable to the Bank (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment, engagement, or affiliation with the Bank and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments Employee may have under this Section 8; and (B) abides by the terms of each of Sections 10, 11 and 12, then the Bank or Company shall provide the following severance benefits (collectively, the “Severance Benefits”):

(A)    the Bank shall make severance payments to Employee in a total amount equal to equal to the product of (x) 1.5 multiplied by (y) the sum of Employee’s Base Salary for the year in which such termination occurs plus the Employee’s target Annual Bonus for the year in which the Termination Date occurs (or the 2023 Bonus if the Termination Date occurs in 2023) (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments and paid over the 6-month period following the date on which Employee’s employment terminates (the “Termination Date”). On the Bank’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Bank shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Bank’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such 6-month period; and

(B)    Any time-based equity award granted to Employee, or portion thereof, that vests solely upon the passage of time and continued service to the Bank (or its affiliates) and that remains unvested as of the Termination Date shall automatically and immediately vest in full as of the Termination Date. With respect to any performance-based equity award granted to Employee, or portion thereof, that vests upon the achievement of performance criteria, the performance period under such performance awards held by Employee (other than the Retention Award) will be shortened to the date of Executive’s termination and the award will be settled at the greater of (1) actual performance during such shortened period or (2) target performance under such award; provided, however, to the extent the average closing price of the Company’s common stock has achieved a targeted price specified in Section 3(c) for a period of more than zero but less than 20 consecutive trading days for the period ending immediately prior to the Termination Date, the Retention Award, to the extent unvested, will become vested with respect to the achievement of that targeted price on the Termination Date.

(ii)    If Employee’s employment hereunder is terminated (such that, as a result of such termination, Employee is no longer employed by any member of the Company Group) by the Bank without Cause pursuant to Section 8(b) or is terminated by Employee for Good Reason pursuant to Section 8(c), in each case during the period beginning 60 days prior to the occurrence of a Change in Control (as defined in a long-term incentive plan adopted by the Company within six (6) months after the Effective Date) and ending 12 months following such Change in Control, then in lieu of the Severance Payment, and so long as (and only if) Employee: (A) executes and returns to the Bank on or before the Release Expiration Date, and does not revoke within any time provided by the Bank to do so, the Release, which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment, engagement, or affiliation with the Bank and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments Employee may have under this Section 8; and (B) abides by the terms of each of Sections 10, 11 and 12, then the Bank shall make severance payments to Employee in a total amount equal to the product of (x) 2 multiplied by (y) the sum of Employee’s Base Salary for the year in which such termination occurs plus the Annual Bonus (or 2023 Bonus as applicable) (such total severance payments being referred to as the “Change In Control Severance Payment”). The payment of the Change In Control Severance Payment will administered in the same manner as and subject to the same conditions as applicable the Severance Payment described in Section 8(f)(i). In addition, the Retention Award shall automatically and immediately vest in full as of the Termination Date. For the avoidance of doubt, if Employee’s termination of employment is in circumstances giving rise to Employee being eligible for the Change in Control Severance Payment, then Employee will not also be eligible for the Severance Payment, as the severance payment described in this Section 8(f)(ii) is in lieu of any severance payment for which Employee otherwise would be eligible pursuant to Section 8(f)(i).

  (iii)    If the Release is not executed and returned to the Bank on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Bank delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Employee is age 40 or over on the date of such termination, the date that is forty-five (45) days following such delivery date.

(g)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Bank determines that Employee is eligible to receive the Severance Payment or Change in Control Severance Payment pursuant to Section 8(f) but, within twelve months after the Termination Date, either of the Boards determines that (i) Employee has failed to abide by the terms of Sections 10, 11 or 12, or (ii) a Cause condition existed prior to the Termination Date that, had a Board been fully aware of such condition, would have resulted in the Bank’s termination of Employee’s employment pursuant to Section 8(a), then the Bank shall have the right to cease the payment of any future installments of the Severance Benefits (including, if applicable, the Change in Control Severance Payment and the Retention Award), and Employee shall promptly return to the Company all or any portion of the Severance Benefits (including, if applicable, the Change in Control Severance Payment and the Retention Award) received by Employee prior to the date that the conditions of this Section 8(f)(iii) have been satisfied.

(h)    COBRA. If Employee has satisfied the requirements to receive the Severance Payment or Change in Control Severance Payment (including the Release requirements described above), then during the portion, if any, of the twelve (12)-month period following the Date of Termination (the “Reimbursement Period”) that Employee is eligible for and elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Bank’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank shall promptly reimburse, or cause to be reimbursed, Employee on a monthly basis for the full amount of the premium paid by Employee to continue such coverage (the “Monthly Reimbursement Amount”). Each payment of the Monthly Reimbursement Amount shall be paid to Employee on the Bank’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Bank documentation of the applicable premium payment having been paid by Employee. Employee shall be eligible to receive such reimbursement payments until the earliest of: (1) the last day of the Reimbursement Period; and (2) the date Employee is no longer eligible to receive COBRA continuation coverage.

9.    Disclosures.

(a)    Employee hereby represents and warrants that as of the Effective Date there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims, charges, or arbitrations filed against or involving Employee or any trust or vehicle owned or controlled by Employee that relate to Employee’s performance of duties hereunder or are reasonably likely to have an adverse impact on any member of the Company Group.

(b)    Promptly (and in any event, within three (3) Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim, charge, or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee that relates to Employee’s performance of duties hereunder or are reasonably likely to have an adverse impact on any member of the Company Group, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Boards. “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Philadelphia, Pennsylvania are authorized or required by law to be closed.

(c)    A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

10.    Confidentiality. In the course of Employee’s employment with the Bank and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, Employee shall comply with this Section 10.

(a)    Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Boards, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 10 if Employee were to violate any of the covenants set forth in Section 11. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Employee’s duties on behalf of the Company Group, Employee shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Employee or obtained by the Company Group. The covenants of this Section 10(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Bank or any other member of the Company Group.

(b)    Notwithstanding any provision of Section 10(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)    disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)    disclosures and uses that are approved in writing by the Boards; or

(iii)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)    Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d)    “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Employee (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Employee is employed by the Bank or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

11.    Non-Competition; Non-Solicitation.

(a)    The Bank shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and as an express incentive for the Bank to enter into this Agreement and the Bank to employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 11. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b)    During the Prohibited Period, Employee shall not, without the prior written approval of the Boards, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)    engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities involve any direct or indirect responsibilities with respect to the Business;

(ii)    appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area that a member of the Company Group is then considering or pursuing or of which Employee became aware during the Employment Period;

(iii)    solicit, canvass, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had material contact on behalf of any member of the Company Group or about whom or which Employee obtained Confidential Information to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv)    solicit, canvass, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 10 and in this Section 11, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Bank and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Bank’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Bank and each other member of the Company Group at law and equity.

(d)    The covenants in this Section 11, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)    The following terms shall have the following meanings:

(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company, the Bank, and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include providing commercial loans, retail banking services, commercial and consumer deposit accounts, mortgage loans (commercial and residential), consumer loans, full spectrum services for SBA-guaranteed loans, and other full service traditional commercial and consumer banking products and services.

(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)    “Market Area” shall mean the Philadelphia-Camden-Wilmington Metropolitan Statistical Area, the New York-Newark-Jersey City Metropolitan Statistical Area, and the State of New Jersey.

(iv)    “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of eighteen (18) months following the date that Employee is no longer employed by any member of the Company Group.

12.    Ownership of Intellectual Property.

(a)    Employee agrees that the Bank shall own, and Employee hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Bank or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Bank or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Bank at all times.

(b)    All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Bank or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c)    Employee recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Employee developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Bank or another member of the Company Group under any specifically applicable state law or regulation.

(d)    To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retains any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Bank.

(e)    All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Employee is the sole or joint author, creator, contributor, or inventor that were made or developed by Employee prior to Employee’s employment with or affiliation with the Bank or any other member of the Company Group, or in which Employee asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Employee represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Employee hereby represents and warrants that there are no Prior Inventions, and Employee shall make no claim of any rights to any Prior Inventions. If, in the course of Employee’s employment with or affiliation with the Bank or any other member of the Company Group, Employee incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(f)    Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Bank or any other member of the Company Group, all acts deemed necessary or desirable by the Bank or Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g)    In the event that the Bank (or, as applicable, another member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Employee hereby irrevocably designates and appoints the Bank and each of the Bank’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee.

(h)    In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Bank (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Bank (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Bank (or the applicable member of the Company Group) and each of the Bank’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

13.    Dispute Resolution. With respect to any claim or dispute arising under this Agreement, the parties hereby agree that should any resort to a court be necessary, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Philadelphia, Pennsylvania.

14.    Defense of Claims. During the Employment Period and thereafter, upon request from the Bank or Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.

15.    Withholdings; Deductions. The Bank and Company, as applicable, may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

16.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

17.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

18.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings (including any offer letter, term sheet, or similar agreement), oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by all parties hereto.

19.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

20.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Bank may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company or Bank.

21.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Bank, addressed to:

Two Liberty Place

50 S. 16th Street, Suite 2400

Philadelphia, PA 19102

Attention: Chairman of the Board

If to Employee, addressed to:

Michael Harrington

106 Green Lane

Haverford, PA 19041

22.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23.    Deemed Resignations. Except as otherwise determined by the Boards or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Bank or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company, Bank, and each other member of the Company Group; and (b) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

24.    Sections 409A and 280G.

(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Bank no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(d)    Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Bank for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Bank shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Bank and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Bank or Employee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Bank and Employee. Any reduction in payments and/or benefits pursuant to this Section will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other compensable benefits payable to Employee.

25.    Effect of Termination. The provisions of Sections 8, 10-15 and 23 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Bank.

26.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 9, 10, 11, 12, 13 and 23 and shall be entitled to enforce such obligations as if a party hereto. In addition, the Company is an intended third-party beneficiary of each of Employee’s other obligations hereunder and shall be entitled to enforce such obligations as if a party hereto.

27.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

Employee and the Bank each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

Michael Harrington
CFO

REPUBLIC BANK

By:
Name:
Title:

Signature Page to

Employment Agreement

EXHIBIT A

PRIOR INVENTIONS

1.         The following is a complete list of all Prior Inventions relevant to the subject matter of Employee’s employment by the Bank and services to the Company Group that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with or affiliation with the Bank or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Employee cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2.         Employee proposes to bring to Employee’s employment the following devices, materials, and documents of a former employer or other person to whom Employee has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Employee’s employment pursuant to the express written authorization of Employee’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

Exhibit A